Exhibit 99.1

McDermott Reports Fourth Quarter and Full Year 2013 Financial Results

Solid Backlog, Business Improvement Initiatives, and Focus on Subsea Opportunities Expected to Stabilize Business and Position the Company for Long-Term Growth

Company to Host Conference Call and Webcast Today at 4:00 pm CT

HOUSTON--(BUSINESS WIRE)--March 3, 2014--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2013. The Company reported a fourth quarter net loss of $324 million or $1.37 per fully diluted share, and an operating loss of $316 million, of which approximately 80% relates to cash outlays that were made prior to the fourth quarter. The Company reported fourth quarter revenues of $517 million, a decrease of 48% percent compared to $996 million in the corresponding period of 2012. The Company reported fourth quarter 2012 net income of $41 million, or $0.17 per fully diluted share, and operating income of $77 million.

For the year ended December 31, 2013, the Company reported revenues of $2.7 billion, compared to $3.6 billion for the year ended December 31, 2012. The Company reported an operating loss of $465 million in the year ended December 31, 2013 compared to operating income of $319 million in the year ended December 31, 2012.

Of the $316 million fourth quarter operating loss, approximately $134 million was related to commercial issues, approximately $80 million was related to operational matters, approximately $86 million was related to asset impairments and approximately $16 million was related to restructuring charges in the Atlantic Segment and a corporate reorganization.

On December 16, 2013, David Dickson assumed the role of President and Chief Executive Officer and was concurrently appointed to McDermott’s Board of Directors. Mr. Dickson, age 46, joined the Company on October 31, 2013 as Executive Vice President and Chief Operating Officer. He has approximately 24 years of offshore oilfield engineering and construction business experience, including 11 years of experience with Technip S.A. and its subsidiaries. From September 2008 until October 2013, he served as President of Technip USA Inc., with oversight responsibilities for all of Technip’s North American operations.

“During the fourth quarter, we worked through a number of legacy issues, reviewed our backlog in light of new developments and recorded a number of charges, most of which related to prior period cash outlays,” said Mr. Dickson. “Although the Company’s fourth quarter results are disappointing, we are taking the right steps to stabilize the business and drive long-term growth, profitability and shareholder value creation as a leading global offshore and subsea contractor.

McDermott is at a strategic inflection point, and we are making good progress toward improving our internal processes and risk management. We secured a new financing commitment to enhance our financial flexibility and are increasing operational efficiency through a new organizational design, while taking the necessary steps to deliver improved and predictable execution. Driving profitability and cash flow remains our top priority, and we are reevaluating our capital expenditures, reducing our cost structure and exploring the divestiture of non-core assets to achieve that goal.”

Dickson added, “McDermott is a strong company with a dynamic and talented team in place to ensure that our organization is positioned to succeed going forward. We are encouraged by a number of important customer wins during the quarter, along with an attractive pipeline of potential projects. McDermott delivers tremendous value to its customers, and we look forward to capitalizing on the Company’s strategic advantages in the marketplace to create value for our shareholders.”

Fourth Quarter Project Update

Of the approximately $134 million of operating losses related to commercial issues, key drivers included changes to the Company’s recovery estimates on projects with unapproved change orders or claims previously submitted to customers. In most cases, the work was performed and cost was incurred prior to the fourth quarter. Specifically, the Company recorded a $91 million loss related to unapproved claims on two projects in the quarter.

Of the approximately $80 million of operating losses related to operational matters, approximately $50 million was attributable to our typical sales, general and administrative costs. In addition, a key driver was a $28 million loss related to a deepwater pipelay project offshore Malaysia, primarily due to mechanical downtime on one of its vessels. The vessel has since resumed work, and the customer reached first oil last month. The project is expected to be completed in March 2014.

The Company also revised its expectations with respect to the Papa Terra project offshore Brazil, primarily due to weather and operating conditions that prevented the Company from making sufficient progress during the quarter. The Company now expects the project to be approximately breakeven. As of today, the platform is installed and the marine activities are nearly complete. The Company is in the process of demobilizing the equipment and vessels from the field and expects to be substantially complete with the project later this month.

The Ichthys subsea field development project, the largest subsea project in the industry at its time of award, is on schedule. Over the last quarter, the Company has conducted an extensive review of the project with experienced individuals who have joined the Company and has concluded that the project is expected to be completed on time and profitably. Detailed engineering is substantially complete and fabrication is well underway to support the offshore installation program, which is scheduled to commence in the second half of 2014.

Contract Backlog Summary

As of December 31, 2013, the Company’s backlog was approximately $4.8 billion, compared to $4.6 billion at September 30, 2013. Of the December 31, 2013 backlog, approximately 59% related to offshore operations and approximately 41% related to subsea operations. Bookings during the fourth quarter totaled $737 million and included EPCI work in the Middle East, a transportation and installation contract in Brunei and a charter of the North Ocean 102 vessel in Brazil.

At the end of the fourth quarter, the Company had $3.6 billion in bids and change orders outstanding. The Company is targeting to bid over $16 billion in new projects over the next five quarters. In total, the Company’s revenue pipeline was $24 billion as of December 31, 2013.

Business Improvement Initiatives

The Company is implementing a new organizational design and will focus on: strengthening the balance sheet and instilling financial discipline; aligning with customers and building strong customer relationships; improving its cost structure and increasing competitiveness; and building a performance-oriented and highly accountable culture.

The new organizational design will orient the Company around its offshore and subsea operations. Scott Cummins, who has more than 25 years of experience at McDermott in various operational and management roles, will lead the offshore business. Tony Duncan, who joined McDermott last year with nearly 30 years of industry experience, including 15 years of management experience with tier-one marine contractors, will lead the Company’s subsea business.

These business leaders will be responsible for the strategic direction of the business lines and for aligning the Company with customer needs. They will also provide oversight and project execution support for the Company’s regional operations. The business leaders will be accountable for their operating and financial results and for efficiently allocating assets among the regional operations. This new global structure is designed to leverage McDermott’s strengths as a worldwide contractor to improve consistency and allow more efficient flow across the organization.

The offshore and subsea businesses will be supported by teams from four regions: Americas, North Sea and Africa, Asia Pacific and the Middle East. The regions will have P&L responsibility and will be accountable for business acquisition process, execution and cost management. They will also manage the Company’s shared services of operating and administrative functions required by both business lines.

The Company is also reevaluating and deferring capital expenditures to improve strategic alignment, to reduce its cost structure, while it also plans to divest non-core assets.

Balance Sheet Summary

As of December 31, 2013, McDermott reported total assets of approximately $2.8 billion. Included in this amount is approximately $150 million in cash and cash equivalents, restricted cash and investments. As of Friday, February 28, 2014, the Company has approximately $335 million in cash and cash equivalents, restricted cash and investments.

The Company’s $950 million credit facility had no funded borrowings as of December 31, 2013. Since year-end, the Company has drawn approximately $250 million on the facility and has repaid $32 million to retire maturing debt related to the North Ocean 102 vessel.

The Company also announced today that it has entered into a commitment letter with Goldman Sachs that provides for $950 million aggregate principal amount of new senior secured financing, which is expected to be available while it negotiates an amendment to its existing credit facility. The financing contemplated in the commitment letter would have a term of five years and the proceeds would provide funded capacity for letters of credit, as well as funding for working capital and general corporate purposes.

Upon completion of an amendment to the existing credit facility, the Company expects to terminate the new financing commitment. If the existing credit facility is not amended as contemplated, the Company believes that the new financing commitment, taken together with projected cash flows from operations, would be sufficient to fund the Company’s liquidity and letter of credit requirements for more than a year.

During the fourth quarter, the Company’s total debt position decreased to $89 million, due to a quarterly principal payment on its North Ocean 102 loan facility. In addition, total equity was $1.4 billion, or approximately 50% of total assets.

Outlook

The Company is withdrawing prior financial guidance, and suspending guidance for the foreseeable future, while the Company is implementing its organizational changes and closing out legacy projects.

Conference Call

McDermott has scheduled a conference call and webcast related to its fourth quarter 2013 results today at 4:00 p.m. U.S. Central Standard Time. Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site. The replay will also be available on the Company’s Web site following the end of the call.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our clients include national and major energy companies. Operating in more than 20 countries across the world, our locally focused and globally integrated resources include approximately 14,000 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, but are not limited to, statements about backlog, bids outstanding, and projects McDermott expects to bid, to the extent such may be viewed as indicators of future revenues or profitability, optimism about the future of McDermott and its foundation for the subsea market, expectations on the timing of the execution and completion of existing projects, the Company’s steps to stabilize the business and drive long-term growth, profitability and shareholder value creation, improvement to internal process and risk management and the Company’s plans with respect to its business improvement initiatives. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the scope or timing of contracts, and contract cancellations, change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands)

Revenues	$517,338	$995,953	$2,658,932	$3,641,624

Costs and Expenses:
Cost of operations	678,938	853,047	2,801,426	3,100,009
Selling, general and administrative expenses	49,885	60,047	201,171	205,974
Loss on asset impairments	84,482	-	84,482	-
(Gain) loss on asset disposals	292	(123)	(15,200)	(405)
Restructuring charges	16,225	-	35,727	-

Total costs and expenses	829,822	912,971	3,107,606	3,305,578

Equity in Loss of Unconsolidated Affiliates	(3,149)	(5,693)	(16,116)	(16,719)

Operating Income (Loss)	(315,633)	77,289	(464,790)	319,327

Other Income (Expense):
Interest income – net	220	441	1,353	4,656
Gain on foreign currency – net	6,034	8,956	16,872	20,142
Other expense – net	(4,152)	(707)	(2,339)	(995)

Total Other Income	2,102	8,690	15,886	23,803

Income (loss) from continuing operations before provision for income taxes, discontinued operations and noncontrolling interest	(313,531)	85,979	(448,904)	343,130
Provision for Income Taxes	3,558	42,200	49,051	129,204

Income (loss) from continuing operations before discontinued operations and noncontrolling interest	(317,089)	43,779	(497,955)	213,926

Gain (loss) on disposal of discontinued operations	-	-	-	257
Income from discontinued operations, net of tax	-	-	-	3,240

Total income from discontinued operations, net of tax	-	-	-	3,497

Net Income (Loss)	(317,089)	43,779	(497,955)	217,423

Less: net income attributable to noncontrolling interests	6,884	3,235	18,958	10,770

Net Income (Loss) Attributable to McDermott International, Inc.	$(323,973)	$40,544	$(516,913)	$206,653

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

	(In thousands, except share and per share amounts)

Income (loss) from continuing operations less noncontrolling interests	$(323,973)	$40,544	$(516,913)	$203,156
Loss from discontinued operations, net of tax	-	-	-	3,497

Net income (loss) attributable to McDermott International, Inc.	$(323,973)	$40,544	$(516,913)	$206,653

Weighted average common shares	236,952,496	235,847,019	236,514,584	235,638,422
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	-	1,971,339	-	1,981,266

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards	236,952,496	237,818,358	236,514,584	237,619,688

Basic earnings per share :
Income (loss) from continuing operations less noncontrolling interests	(1.37)	0.17	(2.19)	0.86
Income (loss) from discontinued operations, net of tax	-	-	-	0.01
Net Income.	(1.37)	0.17	(2.19)	0.88

Diluted earnings per share:
Income (loss) from continuing operations, less noncontrolling interests	(1.37)	0.17	(2.19)	0.86
Income (loss) from discontinued operations, net of tax	-	-	-	0.01
Net income (Loss).	(1.37)	0.17	(2.19)	0.87

SUPPLEMENTARY DATA

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

	(In thousands)
Drydock amortization	$4,288	$3,939	$18,467	$25,545
Depreciation & amortization expense	$24,466	$20,404	$84,580	$86,440
Capital expenditures	$58,565	$107,026	$283,962	$286,310
Backlog	$4,802,223	$5,067,164	$4,802,223	$5,067,164

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$118,702	$640,147
Restricted cash and cash equivalents	23,652	18,116
Investments	-	19,242
Accounts receivable--trade, net	381,858	428,800
Accounts receivable--other	89,273	75,461
Contracts in progress	425,986	560,154
Deferred income taxes	7,091	9,765
Assets held for sale	1,396	2,679
Other current assets	32,242	35,425

Total Current Assets	1,080,200	1,789,789

Property, Plant and Equipment	2,367,686	2,115,176
Less accumulated depreciation	(889,009)	(833,385)

Net Property, Plant and Equipment	1,478,677	1,281,791
Assets Held for Sale	12,243	26,758
Investments	13,511	26,750
Goodwill	-	41,202
Investments in Unconsolidated Affiliates	50,536	37,435
Other Assets	172,204	129,902

Total Assets	$2,807,371	$3,333,627

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$39,543	$14,146
Accounts payable	398,739	400,007
Accrued liabilities	138,482	108,963
Accrued employee-related benefits	36,933	57,391
Accrued contract costs	189,809	203,064
Advance billings on contracts	278,929	241,696
Deferred income taxes	17,892	10,758
Income taxes payable	20,657	76,986

Total Current Liabilities	1,120,984	1,113,011

Long-Term Debt	49,019	88,562
Self-Insurance	20,531	22,641
Pension Liability	15,681	25,069
Income taxes payable	56,042	55,857
Other Liabilities	104,770	76,382
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued and outstanding 244,271,365 and 243,442,156 shares at December 31, 2013 and December 31, 2012, respectively	244,271	243,442
Capital in excess of par value	1,414,457	1,391,271
Retained earnings	(71,157)	445,756
Treasury stock, at cost, 7,130,294 and 7,574,903 shares at December 31, 2013 and December 31, 2012, respectively	(97,926)	(98,725)
Accumulated other comprehensive loss	(140,131)	(94,413)

Stockholders’ Equity--McDermott International, Inc.	1,349,514	1,887,331
Noncontrolling Interests	90,830	64,774

Total Equity	1,440,344	1,952,105

Total Liabilities and Equity	$2,807,371	$3,333,627

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(497,955)	$217,423	$151,355
(Income) loss from discontinued operations, net of tax	-	(3,497)	12,812

Income (loss) from continuing operations	(497,955)	213,926	164,167
Non-cash items included in net income:
Depreciation and amortization	84,580	86,440	82,391
Drydock amortization	18,467	25,545	24,567
Equity in loss of unconsolidated affiliates	16,116	16,719	4,985
Gains on asset disposals	(15,200)	(405)	(8,478)
Loss on asset impairments	84,482	-	5,488
Provision for deferred taxes	(5,359)	3,847	1,650
Stock-based compensation charges	21,100	15,369	17,825
Restructuring charges	18,044	-	-
Other non-cash items	(3,463)	8,367	18,096
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	30,156	(5,920)	(152,840)
Net contracts in progress and advance billings on contracts	171,397	(351,604)	(151,157)
Accounts payable	(17,493)	84,430	71,291
Accrued and other current liabilities	(22,155)	36,922	56,049
Income taxes	(54,431)	22,832	17,138
Pension liability and accrued postretirement and employee benefits	(30,828)	36,897	(83,263)
Other	(54,069)	16,419	29,537

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES--CONTINUING OPERATIONS	(256,611)	209,784	97,446
NET CASH USED IN OPERATING ACTIVITIES--DISCONTINUED OPERATIONS	-	-	(1,426)

TOTAL CASH PROVIDED BY OPERATING ACTIVITIES	(256,611)	209,784	96,020

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(283,962)	(286,310)	(282,621)
(Increase) decrease in restricted cash and cash equivalents	(5,536)	3,846	175,899
Purchases of available-for-sale securities	(10,535)	(95,964)	(546,822)
Sales and maturities of available-for-sale securities	43,959	191,298	693,424
Investments in unconsolidated affiliates	(9,354)	(5,084)	(1,058)
Proceeds from asset dispositions and other investing activities	34,273	3,291	9,943

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES--CONTINUING OPERATIONS	(231,155)	(188,923)	48,765
NET CASH PROVIDED BY INVESTING ACTIVITIES--DISCONTINUED OPERATIONS	-	60,671	-

TOTAL CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(231,155)	(128,252)	48,765

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	296,000	19,034	46,987
Payment of debt	(310,146)	(10,061)	(8,606)
Purchase of treasury shares	(1,106)	(2,898)	(10,092)
Distributions to noncontrolling interests	(13,743)	(20,135)	(2,524)
Debt issuance costs and other financing activities	(4,837)	267	(4,476)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES--CONTINUING OPERATIONS	(33,832)	(13,793)	21,289
NET CASH PROVIDED BY FINANCING ACTIVITIES--DISCONTINUED OPERATIONS	-	-	1,426

TOTAL CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(33,832)	(13,793)	22,715

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	153	1,554	(109)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(521,445)	69,293	167,391
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	640,147	570,854	403,463

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$118,702	$640,147	$570,854

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Income taxes (net of refunds)	$105,444	$89,451	$67,970

CONTACT:
McDermott International, Inc.
Investors & Financial Media
Steve Oldham, +1.281.870.5147
soldham@mcdermott.com
or
Trade, General & Local Media
Louise Denly, +1.281.870.5025
ldenly@mcdermott.com